Exhibit 10.36

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT AND

CONSENT TO RELEASE OF MORTGAGES

FIFTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT TO RELEASE OF MORTGAGES, dated as of November 17, 2016 (this “Amendment”), by and among J. CREW GROUP, INC., a Delaware corporation (the “Borrower”), CHINOS INTERMEDIATE HOLDINGS B, INC., a Delaware corporation (“Holdings”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender party hereto (collectively, the “Lenders” and individually, each a “Lender”).

WHEREAS:

A. The Borrower, Holdings, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 7, 2011 (as amended by that certain First Amendment to Credit Agreement, dated as of October 11, 2012, that certain Second Amendment to Credit Agreement, dated as of March 5, 2014, that certain Third Amendment to Credit Agreement, dated as of December 10, 2014, that certain Fourth Amendment to Credit Agreement (Incremental Amendment), dated as of December 17, 2015, as amended hereby, and as may be further amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit and make certain other financial accommodations available to the Borrower; and

B. The Borrower and Holdings have requested that the Lenders agree to amend the Credit Agreement as set forth herein, and the Lenders have agreed to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

2. Release of Mortgages. The Lenders hereby consent to the Collateral Agent’s release of its Lien on all Mortgaged Properties (as defined in the Credit Agreement before giving effect to this Amendment) and any other property subject to a Mortgage as of the Fifth Amendment Effective Date, including without limitation those properties set forth on Schedule 1.1D attached to the Credit Agreement (as in effect immediately prior to this Amendment), and the release and discharge of the related Mortgages. The Collateral Agent does hereby discharge and release such Mortgages and agrees to deliver, promptly following the Fifth Amendment Effective Date, instruments in recordable form and otherwise in form and substance reasonably satisfactory to the Collateral Agent memorializing the foregoing discharge and release. The provisions of this Section 2 shall not, and shall not be construed to, (i) release or discharge the Obligations secured by such Mortgages or (ii) release or discharge any other Collateral Document or the Liens of the Collateral Agent pursuant to such other Collateral Documents, all of which are reaffirmed and remain in full force and effect in accordance with Section 7 below.

3. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 6 below:

(a) Additional Definitions. Section 1.1 of the Credit Agreement is hereby amended to include, in addition and not in limitation, the following definitions in proper alphabetical order:

(i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

(iii) “Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction (as of the Fifth Amendment Effective Date, without limitation of any country or territory that becomes the subject of any Sanction on or after the Fifth Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(iv) “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

(v) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(vi) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

(vii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(viii) “Fifth Amendment” means the Fifth Amendment to Credit Agreement and Consent to Release of Mortgages, dated and effective as of the Fifth Amendment Effective Date, by and among the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

(ix) “Fifth Amendment Effective Date” means November 17, 2016.

(x) “Sanction(s)” means any sanction administered or enforced by any Governmental Authority of the United States or Canada (including, without limitation, OFAC, the United States Department of State, Foreign Affairs and International Trade Canada or the Department of Public Safety Canada), the European Union or Her Majesty’s Treasury (“HMT”).

(xi) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b) Deleted Definitions. Section 1.1 of the Credit Agreement is hereby further amended by deleting the following definitions: “Material Real Property”, “Mortgage Policies” and “Mortgaged Properties”.

(c) Amended Definitions. Section 1.1 of the Credit Agreement is hereby further amended as follows:

(i) The definition of “Availability Reserve” is hereby deleted in its entirety and the following is substituted in its stead:

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder; provided that circumstances, conditions, events or contingencies existing or arising prior to the Effective Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith prior to the Effective Date shall not be the basis for any establishment of any reserves after the Effective Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Effective Date. Without limiting the generality of the foregoing, Availability Reserves may include reserves based on: (i) rent; provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrower and the Subsidiary Guarantors’ leased locations plus (y) one (1) month’s rent for all of the Borrower and the Subsidiary Guarantors’ leased locations (A) located in the states of Washington, Virginia, Pennsylvania and all other Landlord Lien States or (B) that are distribution centers or warehouses, other than, in each case, such locations, distribution centers or warehouses with respect to which the Administrative Agent has received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Collateral Agent in the Current Asset Collateral; (iv) salaries, wages and benefits due to employees of the Borrower which have priority over the interests of the Collateral Agent in the Current Asset Collateral, (v) Customer Credit Liabilities; (vi) warehousemen’s or bailee’s charges and other Liens permitted under Section 9.1 which might have priority over the interests of the Collateral Agent in the Current Asset Collateral; (vii) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (vii) in respect of such Cash Management Obligations shall require the consent of the Borrower; (viii) reserves in respect of Obligations in respect of Secured Hedge Agreements, provided that, if such Obligations in respect of Secured Hedge Agreements shall constitute Specified Secured Hedge Obligations, then reserves of the type described in this clause (viii) shall require the consent of the Borrower; (ix) at any time on or after December 4, 2020, the amount by which the aggregate outstanding principal amount of the loans under the Term Facility or any Permitted Refinancing thereof with a maturity date that is earlier than the date that is 91 days after the Latest Maturity Date exceeds $50,000,000 (the amount of which reserve under this clause (ix) shall for avoidance of doubt be reduced on a dollar for dollar basis by any reduction on or after December 4, 2020, in the outstanding principal amount of such loans) and (x) additional reserves in the Administrative Agent’s Permitted Discretion.

(ii) The definition of “Cash Dominion Period” is hereby deleted in its entirety and the following is substituted in its stead:

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Maximum Credit and (y) $35,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 12.5% of the Maximum Credit and (y) $35,000,000, in each case, for thirty (30) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that a Cash Dominion Period may not deemed to have ended under this definition on more than three (3) occasions in any period of 365 consecutive days.

(iii) The definition of “Collateral” is hereby deleted in its entirety and the following is substituted in its stead:

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.

(iv) (A) Clause (e) of the definition of “Collateral and Guarantee Requirement” is hereby deleted in its entirety, (B) the semicolon at the end of clause (d) of such definition is hereby replaced with a period, and (C) the word “and” is hereby added to the end of clause (c) of such definition.

(v) The definition of “Covenant Trigger Event” is hereby deleted in its entirety and the following is substituted in its stead:

“Covenant Trigger Event” means that Excess Availability on any day is less than the greater of (i) $27,500,000 and (ii) 10% of the Maximum Credit. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is equal to or greater than the greater of (i) $27,500,000 and (ii) 10% of the Maximum Credit, in each case, for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

(vi) Clause (d) of the definition of “Defaulting Lender” is hereby deleted in its entirety and the following is substituted in its stead:

“(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.”

(vii) The definition of “Eurocurrency Rate” is hereby amended by (A) deleting the word “and” at the end of clause (a) thereof, (B) replacing the period at the end of clause (b) thereof with the phrase “; and”, and (C) adding the following clause (c) thereto:

“(c) in any event (notwithstanding the foregoing clauses (a) and (b)), a rate per annum not less than zero.”

(viii) The definition of “Fixed Charges” is hereby deleted in its entirety and the following is substituted in its stead:

“Fixed Charges” means, with respect to any Person for any Test Period, the sum, determined on a Consolidated basis, of (a) the Consolidated Net Cash Interest Expense of such Person and its Restricted Subsidiaries for such period plus (b) scheduled payments of principal on Indebtedness for borrowed money of such Person and its Restricted Subsidiaries due and payable during such period.

(ix) The definition of “Letter of Credit Sublimit” is hereby deleted in its entirety and the following is substituted in its stead:

“Letter of Credit Sublimit” means an amount equal to $200,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement; provided, however, that HSBC Bank USA, N.A. (in its capacity as an Issuer) shall not be required to Issue Letters of Credit having a maximum aggregate face amount exceeding $50,000,000 at any time outstanding. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit;

provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Borrower’s option, less than) the Aggregate Commitments.

(x) The definition of “Loan Documents” is hereby deleted in its entirety and the following is substituted in its stead:

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) any Incremental Amendment and any Extension Amendment, (d) the Guaranty, (e) the Fee Letter and any other fee letter entered into between the Borrower and the Administrative Agent in connection with this Agreement, (f) each Letter of Credit Reimbursement Agreement, (g) the Collateral Documents, (h) the Issuer Documents, (i) the First Amendment, (j) the Second Amendment, (k) the Third Amendment, (l) the Fourth Amendment, and (m) the Fifth Amendment.

(xi) The definition of “Mortgages” is hereby deleted in its entirety and the following is substituted in its stead:

“Mortgages” means, collectively, any deeds of trust, trust deeds, hypothecs and mortgages made after the Fifth Amendment Effective Date by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent.

(xii) The definition of “OFAC” is hereby deleted in its entirety and the following is substituted in its stead:

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

(xiii) The definition of “Payment Conditions” is hereby deleted in its entirety and the following is substituted in its stead:

“Payment Conditions” means, at any time of determination, that (a) no Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than or equal to the greater of (i) 15% of the Maximum Credit and (ii) $40,000,000 and (c) either (i) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than 25% of the Maximum Credit or (ii) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) shall be greater than or equal to 1.0 to 1.0 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, and, in each case, the Borrower shall have delivered, in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and (c) have been satisfied.

(xiv) The last sentence of the definition of “Revolving Credit Commitment” is hereby deleted in its entirety and the following is substituted in its stead:

“As of the Fifth Amendment Effective Date, the aggregate amount of the Revolving Credit Commitments is $350,000,000.”

(xv) The definition of “Revolving Credit Termination Date” is hereby deleted in its entirety and the following is substituted in its stead:

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5, (c) the date on which the Obligations become due and payable pursuant to Section 10.2, and (d) December 4, 2020, unless (in the case of this clause (d)), by such date, the maturity date of the loans under the Term Facility or any Permitted Refinancing thereof (other than a portion of such loans in an aggregate outstanding principal amount not to exceed $100,000,000, provided that an Availability Reserve in the maximum amount contemplated under clause (ix) of the definition thereof has been implemented and is thereafter maintained (subject to reduction in accordance with the terms thereof)) has been extended to a date that is at least ninety-one (91) days after the Latest Maturity Date.

(xvi) The definition of “RP Conditions” is hereby deleted in its entirety and the following is substituted in its stead:

“RP Conditions” means, at any time of determination, that (a) no Event of Default exists or would arise as a result of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than or equal to the greater of (i) 15% of the Maximum Credit and (ii) $40,000,000 and (c) either (i) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than 25% of the Maximum Credit or (ii) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) shall be greater than or equal to 1.1 to 1.0 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, and, in each case, the Borrower shall have delivered, in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and (c) have been satisfied.

(xvii) The definition of “Scheduled Termination Date” is hereby deleted in its entirety and the following is substituted in its stead:

“Scheduled Termination Date” means the date that is five (5) years after the Fifth Amendment Effective Date, as may be extended pursuant to Section 12.1 or Section 2.17; provided, however, that if such date is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such date.

(xviii) The definition of “Weekly Monitoring Event” is hereby deleted in its entirety and the following is substituted in its stead:

“Weekly Monitoring Event” means (a) a Specified Event of Default has occurred and is continuing or (b) the Borrower has failed to maintain, for five (5) consecutive Business Days, Excess Availability of the greater of (i) $35,000,000 and (ii) 12.5% of the Maximum Credit; provided that a Weekly Monitoring Event shall be deemed continuing until the date on which, as applicable, in the case of the foregoing clause (a), such Specified Event of Default is cured or waived in accordance with Section 12.1, or, in the case of the foregoing clause (b), Excess Availability has been greater than or equal to the greater of (i) $35,000,000 and (ii) 12.5% of the Maximum Credit, in each case under clauses (i) and (ii), for at least thirty (30) consecutive days.

(d) Amendment to Section 1.3. Section 1.3 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding the foregoing or anything to the contrary contained herein (including in the definitions of “Capitalized Lease” and/or “Capitalized Lease Obligation”), in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Leases in conformity with GAAP on the Fifth Amendment Effective Date shall be considered Capitalized Leases, and all calculations and determinations under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.”

(e) Amendment to Section 2.15 (Revolving Commitment Increase). The third sentence of Section 2.15(a) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases on and after the Fifth Amendment Effective Date shall not exceed $100,000,000 (the “Incremental Availability”).”

(f) Amendment to Section 5.18 (USA PATRIOT Act). Section 5.18 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“Section 5.18 Sanctions Concerns; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) Sanction Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any Sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction, in each case unless otherwise authorized or approved by the relevant Sanctions authority.

(b) Anti-Corruption Laws; Anti-Money Laundering Laws. The Loan Parties and their Subsidiaries have (i) conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the USA PATRIOT Act, to the extent such laws apply to the Loan Parties and their Subsidiaries.”

(g) Amendment to Section 7.4 (Inventory Appraisals and Field Examinations). Sections 7.4(c) and (d) of the Credit Agreement are hereby deleted in their entirety and the following is substituted in their stead:

“(c) The Borrower shall also cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent, in connection with updates to the Initial Inventory Appraisal that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (the “Updated Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Updated Inventory Appraisal in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations (x)(i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $50,000,000 and (B) 25% of the Maximum Credit, in each case, for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s expense, two (2) Updated Inventory Appraisals in any period of 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Updated Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion and (y) in addition to the foregoing clause (x), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Updated Inventory Appraisal in any period of 12 consecutive months. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(d) The Administrative Agent may carry out investigations and reviews of each Loan Party’s property at the reasonable expense of the Borrower (including field audits conducted by the Administrative Agent) (“Field Examination”) and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Field Examination in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations, (x)(i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $ 50,000,000 and (B) 25% of the Maximum Credit, in each case, for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s expense, two (2) Field Examinations in any period of 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion and (y) in addition to the foregoing clause (x), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Field Examination in any period of 12 consecutive months. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.”

(h) Amendment to Section 8.11 (Covenant to Guarantee Obligations and Give Security). Section 8.11 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“Section 8.11 Covenant to Guarantee Obligations and Give Security.

At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) (x) upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary that is a Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 8.3 of any existing direct or indirect Wholly-Owned Subsidiary that is a Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Wholly-Owned Subsidiary that is a Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i) within forty-five (45) days after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) [reserved]

(B) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) (1) take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of the applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and (2) comply with the requirements of Section 8.12 with respect to all Deposit Accounts; and

(ii) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11(a) as the Administrative A gent may reasonably request; and

(iii) [reserved]

(b) (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.1A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.1A; and (ii) [reserved].”

(i) Amendment to Section 8.13 (Further Assurances and Post-Closing Covenants). Section 8.13(b) of the Credit Agreement is hereby deleted in its entirety and the phrase “[reserved]” is substituted in its stead.

(j) Amendment to Section 9.1 (Liens). Clause (g) of Section 9.1 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;”

(k) Amendment to Section 9.4 (Fundamental Changes). Clause (d)(ii)(E) of Section 9.4 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“(E) [Reserved], and”

(l) Amendment to Section 9.5 (Dispositions).

(i) Section 9.5(j) of the Credit Agreement is amended by (A) deleting clause (iv) thereof (including the proviso thereto), (B) replacing “; and” immediately following clause (iii) thereof with a period and (C) inserting the word “and” at the end of clause (ii) thereof.

(ii) The last paragraph of Section 9.5 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“provided that (x) any Disposition of any property pursuant to this Section 9.5 (except pursuant to Sections 9.5(a), (e), (i), (k), (m), (n), (o) and (q) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith, and (y) in the event of any Disposition (including, without limitation, by way of Investment) of Intellectual Property used or useful in connection with the Current Asset

Collateral, the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Intellectual Property in favor of the Collateral Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance identical to the license described in the first paragraph of Section 4.01 of the Security Agreement, mutatis mutandis, or, at the election of the Borrower, otherwise reasonably satisfactory to the Collateral Agent, provided further that in the case of a Disposition of Intellectual Property licensed by the Borrower or one of its Restricted Subsidiaries from a third party, the transferee thereof shall be required to provide such a license only to the extent to which the applicable license gives it a right to do so. To the extent any Collateral is Disposed of as expressly permitted by this Section 9.5 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.”

(m) New Section 9.16 (Use of Proceeds). The following new provision is hereby added to the Credit Agreement as Section 9.16:

“Section 9.16 Use of Proceeds. Directly or, to its knowledge, indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the USA PATRIOT Act or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).”

(n) New Section 9.17 (Sanctions). The following new provision is hereby added to the Credit Agreement as Section 9.17:

“Section 9.17 Sanctions. Directly or, to its knowledge, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in each case except to the extent licensed or otherwise approved by the relevant Sanctions authority.”

(o) New Section 12.28 (Bail-In Provisions). The following new provision is hereby added to the Credit Agreement as Section 12.28:

“Section 12.28 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

(p) Deleted Schedules. Schedule 1.1D to the Credit Agreement (Mortgaged Properties) is hereby deleted.

4. Revolving Credit Commitments; Reallocation of Revolving Loans and Participations in Letter of Credit Obligations. Schedule I to the Credit Agreement (Revolving Credit Commitments) shall be amended by deleting such schedule and replacing it with the corresponding schedule set forth on Annex I attached hereto. All outstanding Revolving Loans and all participations in Letter of Credit Obligations shall, immediately upon the effectiveness of this Amendment, to the extent necessary to ensure the Revolving Credit Lenders hold such Revolving Loans and participations ratably, be reallocated among the Revolving Credit Lenders in accordance with their respective Applicable Percentages. Each applicable Revolving Credit Lender to whom Revolving Loans are so reallocated on the Fifth Amendment Effective Date shall make full cash settlement on the Fifth Amendment Effective Date, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocation, in the aggregate amount of the Revolving Loans so reallocated to such Revolving Credit Lender. Each applicable Lender hereby waives any breakage fees in respect of such reallocation of Eurocurrency Rate Loans on the Fifth Amendment Effective Date.

5. Representations and Warranties. Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:

(a) the representations and warranties set forth in the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on the Fifth Amendment Effective Date, as if made on and as of the Fifth Amendment Effective Date and as if each reference therein to “this Agreement” or the “Credit Agreement” or the like includes reference to this Amendment and the Credit Agreement as amended hereby (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(b) after giving effect to this Amendment, no Default or Event of Default exists as of the Fifth Amendment Effective Date.

6. Conditions Precedent. The amendments set forth in this Amendment shall not be effective until each of the following conditions precedent are satisfied:

(a) receipt by the Administrative Agent of copies of (i) this Amendment, duly authorized and executed by the Borrower, Holdings and the Lenders, (ii) the Guarantor Consent and Reaffirmation, in substantially the form of Annex II attached hereto, duly authorized and executed by Holdings and each Subsidiary Guarantor (the “Guarantor Consent and Reaffirmation”), and (iii) that certain Fifth Amendment Fee Letter, duly executed by the Borrower;

(b) receipt by the Administrative Agent of an amended and restated Revolving Credit Note executed by the Borrower in favor of each Lender whose Revolving Credit Commitment is changing on the Fifth Amendment Effective Date and that has requested a Note at least two (2) Business Days in advance of the Fifth Amendment Effective Date;

(c) receipt by the Administrative Agent of reimbursement or payment of all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of Choate, Hall & Stewart LLP, counsel to the Administrative Agent and the Collateral Agent) required to be reimbursed or paid by the Loan Parties pursuant to the terms of Section 12.3 of the Credit Agreement, to the extent invoiced at least one (1) Business Day prior to the Fifth Amendment Effective Date;

(d) receipt by the Administrative Agent of a Secretary’s Certificate from each of the Loan Parties certifying (i) the recent passage and continued effectiveness of resolutions, in the case of the Borrower, approving the transactions contemplated by this Amendment and, in the case of the Guarantors, approving the Guarantor Consent and Reaffirmation, and (ii) the incumbency of the officers executing this Amendment and the documents delivered in connection therewith to which such Loan Party is a party, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(e) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower stating that after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein.

7. Effect on Loan Documents. As amended hereby, the Credit Agreement and the other Loan Documents (other than the Mortgages) shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by the Borrower in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of any right, power, or remedy of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Agreement or the other Loan Documents. The Borrower hereby acknowledges and agrees that, after giving effect to the Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by the Amendment, are reaffirmed and remain in full force and effect. After giving effect to the Amendment and the release and discharge of the Mortgages pursuant to Section 2 hereof, the Borrower reaffirms each Lien granted by it to the Collateral

Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement, and shall continue to secure the Obligations (after giving effect to the Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

8. No Novation; Entire Agreement. This Amendment is not a novation or discharge of the terms and provisions of the obligations of the Borrower under the Credit Agreement and the other Loan Documents. There are no other understandings, express or implied, among the Borrower, the Administrative Agent, the Collateral Agent and the Lenders regarding the subject matter hereof or thereof.

9. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11. Construction. This Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement. Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

J. CREW GROUP, INC., as the Borrower

By:	/s/ VINCENT ZANNA
Name:	Vincent Zanna
Title:	Vice President and Treasurer

CHINOS INTERMEDIATE HOLDINGS B, INC., as
Holdings

By:	/s/ VINCENT ZANNA
Name:	Vincent Zanna
Title:	Vice President and Treasurer

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ MATTHEW POTTER
Name: Matthew Potter
Title: Vice President

BANK OF AMERICA, N.A.,
as Swing Loan Lender, Issuer and a Lender

By:	/s/ MATTHEW POTTER
Name: Matthew Potter
Title: Vice President

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Y. SONIA ANANDRAJ
Name: Y. Sonia Anandraj
Title: Authorized Signer

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ BRIAN GINGUE
Name: Brian Gingue
Title: Senior Vice President

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

TD BANK, N.A., as a Lender

By:	/s/ JENNIFER VISCONTI
Name: Jennifer Visconti
Title: Vice President

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ CAROL ANDERSON
Name: Carol Anderson
Title: Vice President

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ ANNIE CARR
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Fifth Amendment to Credit Agreement and Consent to Release of Mortgages]

Annex I

SCHEDULE I TO

CREDIT AGREEMENT

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Applicable Percentage
Bank of America, N.A.	$110,000,000.00	31.428571429%
Wells Fargo Bank, National Association	$92,500,000.00	26.428571429%
HSBC Bank USA, National Association	$52,500,000.00	15.000000000%
TD Bank, N.A.	$35,000,000.00	10.000000000%
Goldman Sachs Bank USA	$30,000,000.00	8.571428571%
U.S. Bank National Association	$30,000,000.00	8.571428571%

Total	$350,000,000.00	100%

Annex II

GUARANTOR CONSENT AND REAFFIRMATION

November 17, 2016

Reference is made to (i) the Fifth Amendment to Credit Agreement and Consent to Release of Mortgages, dated as of November 17, 2016, attached as Exhibit A hereto (the “Amendment”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each Lender party thereto, and (ii) the Credit Agreement dated as of March 7, 2011 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, including pursuant to the Amendment, the “Credit Agreement”), among the Borrower, Holdings, the Administrative Agent, the Collateral Agent and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined in this Guarantor Consent and Reaffirmation (this “Consent”) are used with the meanings attributed thereto in the Credit Agreement.

Each Guarantor hereby consents to the execution, delivery and performance of the Amendment and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Fifth Amendment Effective Date, be deemed to be a reference to the Credit Agreement in accordance with the terms of the Amendment.

Each Guarantor hereby acknowledges and agrees that, after giving effect to the Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by the Amendment, are reaffirmed and remain in full force and effect.

After giving effect to the Amendment, each Guarantor reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement, and shall continue to secure the Obligations (after giving effect to the Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

Nothing in this Consent shall create or otherwise give rise to any right to consent on the part of the Guarantors to the extent not required by the express terms of the Loan Documents.

This Consent is a Loan Document and shall be governed by, and construed in accordance with, the law of the State of New York.

[ The remainder of this page is intentionally left blank ]

IN WITNESS WHEREOF, the undersigned have caused this Consent to be executed as of the date first above written.

CHINOS INTERMEDIATE HOLDINGS B, INC.
J. CREW OPERATING CORP.
J. CREW INC.
J. CREW INTERNATIONAL, INC.
GRACE HOLMES, INC.
H. F. D. NO. 55, INC.
MADEWELL INC.
J. CREW VIRGINIA, INC.

By:
Name:
Title:

[Guarantor Consent and Reaffirmation Signature Page]

Exhibit A

Fifth Amendment to Credit Agreement and

Consent to Release of Mortgages

See Attached.